Exhibit 10.3

AECOM TECHNOLOGY CORPORATION

$60,000,000

6.93% Senior Notes due June 9, 2008

NOTE PURCHASE AGREEMENT

Dated June 9, 1998

i

			PAGE

20.	CONFIDENTIAL INFORMATION		32
21.	SUBSTITUTION OF PURCHASER		32
22.	MISCELLANEOUS		33
	22.1	Successors and Assigns	33
	22.2	Payments Due on Non-Business Days	33
	22.3	Severability	33
	22.4	Construction	33
	22.5	Counterparts	33
	22.6	Governing Law	33

Schedule A	—	Information Relating to Purchasers
Schedule B	—	Defined Terms
Schedule 4.9	—	Changes in Corporate Structure
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.7	—	Governmental Authorizations, Etc.
Schedule 5.11	—	Patents, etc.
Schedule 5.14	—	Use of Proceeds
Schedule 5.15	—	Existing Indebtedness; Future Liens; Investments

Exhibit 1	—	Form of 6.93% Senior Note due June 9, 2008
Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Company
Exhibit 4.4(b)	—	Form of Opinion of General Counsel for the Company
Exhibit 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers

AECOM TECHNOLOGY CORPORATION
3250 Wilshire Boulevard
Los Angeles, CA 90010

6.93% Senior Notes due June 9, 2008

June 9, 1998

TO EACH OF THE PURCHASERS NAMED ON THE SIGNATURE PAGES HERETO:

Ladies and Gentlemen:

AECOM TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), agrees with you as follows:

1.                                      AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $60,000,000.00 aggregate principal amount of its 6.93% Senior Notes due June 9, 2008 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.                                      SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.                                      CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 9:00 a.m., Pacific time, at a closing (the “Closing”) on June 9, 1998 or on such other Business Day thereafter on or prior to June 17, 1998 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1235-7-01224 at Bank of America National Trust and Savings Association, P.O. Box 27128, Concord, California, ABA No. 121000358. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.                                    CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1                               Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing. The representations and warranties of each of the Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.

4.2                               Performance; No Default.  The Company and each of the Guarantors shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by it and by them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.2, 10.3 or 10.9 hereof had such Sections applied since such date.

4.3                               Compliance Certificates.

(a)                                  Officer’s Certificate.  The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled. Each Major Subsidiary shall have delivered to you a certificate of the chief financial officer, principal accounting officer, treasurer or comptroller of that Major Subsidiary dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 (insofar as they apply to that Major Subsidiary) have been fulfilled.

(b)                                  Secretary’s Certificate.  The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements. The Major Subsidiaries shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

4.4                               Opinions of Counsel.  You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from O’Melveny & Myers LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its special counsel to deliver such opinion to you), (b) from R. Keeffe Griffith, Esq., general counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its general counsel to deliver such opinion to you), and (c) from Cooley Godward LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as you may reasonably request.

4.5                               Purchase Permitted By Applicable Law, etc.  On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6                               Sale of Other Notes.  Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7                               Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8                               Private Placement Number.  A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9                               Changes in Corporate Structure.  Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. Except as specified in Schedule 4.9, none of the Guarantors shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10                        Subsidiary Guaranty.  The Company, the Guarantors, you, the Other Purchasers, Bank of America National Trust and Savings Association, as agent under the Bank Credit Agreement, the banks party to the Bank Credit Agreement, and Bank of America National Trust and Savings Association, as creditor agent, shall have executed and delivered a Master Subsidiary Guaranty and Intercreditor Agreement in form and substance satisfactory to you (the “Subsidiary Guaranty”).

4.11                        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Subsidiary Guaranty and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1                                  Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

5.2                               Authorization, etc.  This Agreement, the Other Agreements, the Notes, and the Subsidiary Guaranty have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note and the Subsidiary Guaranty will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3                               Disclosure.  The Company, through its agent, BancAmerica Robertson Stephens, has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated April, 1998 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Restricted Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since September 30, 1997, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Restricted Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4                               Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)                                  Schedule 5.4 contains complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries and U.S. Trust Company of California N.A., and (iii) of the Company’s directors and senior officers. Schedule 5.4 identifies which of the Subsidiaries of the Company are Restricted Subsidiaries.

(b)                                  All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Restricted Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4). All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary shown in Schedule 5.4 are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries.

(c)                                  Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)                                  No Restricted Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

5.5                               Financial Statements.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6                               Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary.

5.7                               Governmental Authorizations, etc.  Except as disclosed in Schedule 5.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8          Litigation; Observance of Agreements, Statutes and Orders.

(a)                                  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)                                  Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9                               Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.

5.10                        Title to Property; Leases.  The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11                        Licenses, Permits, etc.  Except as disclosed in Schedule 5.11,

(a)                                  the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)                                  to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)                                  to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

5.12                        Compliance with ERISA.

(a)                                  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any Material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA). No event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA, or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

(b)                                  The present value of the accrued benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)                                  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)                                  The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries, to the extent not reflected in the consolidated financial statements of the Company, is not Material.

(e)                                  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13                        Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14                        Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15                        Existing Indebtedness; Future Liens.

(a)                                  Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of March 31, 1998, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                  Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

(c)                                  Schedule 5.15 sets forth a complete and correct list of all outstanding Investments of the Company and its Restricted Subsidiaries as of the date hereof.

5.16                        Foreign Assets Control Regulations, etc.  Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17                        Status under Certain Statutes.  Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18                        Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing.

(a)                neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)                                  neither the Company nor any of its Subsidiaries has knowledge of any facts concerning storage of any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)                                  all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.                                      REPRESENTATIONS OF THE PURCHASER.

6.1                                  Purchase for Investment.  You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2                               Source of Funds.  You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a)                                  the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of general account reserves and liabilities of all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners’ Annual Statement filed with your state of domicile; or

(b)                                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you shall have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c)                                  the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c) (1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d)                                  the Source is a governmental plan; or

(e)                                  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(f)                                    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

The Company shall deliver a certificate on the date of the Closing, with respect to you and each Other Purchaser and, if legally and factually able to do so, on or prior to the date of any transfer of the Notes, with respect to any subsequent holder of the Notes, which certificate shall either state that (i) the Company is neither a “party in interest” (as defined in Title I, Section 3(14) of ERISA) nor a “disqualified person” (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (c) above, or (ii) with respect to any plan identified pursuant to paragraph (c) above, neither the Company nor any “affiliate” (as defined in Section V(c) of the QPAM Exemption) has at this time, and during the immediately preceding one year, has exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plans.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” “party in interest,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.                                      Information As To Company.

7.1                               Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)                                  Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                                    a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

(ii)                                consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)                                  Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(i)                                    a consolidated balance sheet of the Company and its Subsidiaries and a consolidated balance sheet of the Company and its Restricted Subsidiaries, each as at the end of such year, and

(ii)                                consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries and consolidating statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, each for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

(A)                               by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided, however, that the consolidating and consolidated financial statements of the Company and its Restricted Subsidiaries need not be accompanied by the opinion described in this clause (A) if Unrestricted Subsidiaries, then as a whole, do not constitute either (i) five percent (5%) or more of the total assets of the Company and its Subsidiaries shown on the consolidated balance sheet of the Company and its Subsidiaries described in clause 7.1(b)(i) above or (ii) five percent (5%) or more of the total net income of the Company and its Subsidiaries shown on the consolidated financial statements of the Company and its Subsidiaries described in clause 7.1(b)(ii) above.

(B)                               a report of such accountants stating that they have reviewed the financial covenants contained in Section 10 of this Agreement and stating further that, in making their audit, they have not become aware of any condition or event that then constitutes a Default or an Event of Default with respect to such covenants, and, if they become aware that any such condition or event then exists, the nature and period of the existence thereof will be included in their report (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c)                                  SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

(d)                                  Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section ll(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)                                  ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                                    with respect to any Plan, any reportable event, as defined in section 4043 (b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)                                the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)                            any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)                                    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)                                 Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2                               Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1 (a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)                                  Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through Section 10.9 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)                                  Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3                               Inspection.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)                                  No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)                                  Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested.

8.                                      PREPAYMENT OF THE NOTES.

8.1                               Required Prepayments.  On June 9, 2002 and on each June 9 thereafter to and including June 9, 2007 the Company will prepay $8,571,428.50 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or purchase of the Notes permitted by Section 8.5 the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

8.2                               Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3                               Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4                               Maturity; Surrender, etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be cancelled, and at the request of the Company, surrendered to the Company, and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5                               Purchase of Notes.  The Company will not and will not permit any Subsidiary or any other Affiliate which it and/or any Subsidiary controls to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Subsidiary or any such other Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6                               Make-Whole Amount.  The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Dow Jones Markets Service (or such other display as may replace Page 678 on the Dow Jones Markets Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.I5 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the average life closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the average life closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.                                      AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1                                  Compliance with Law.  The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2                               Insurance.  The Company will and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3                               Maintenance of Properties.  The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4                               Payment of Taxes and Claims.  The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5                               Corporate Existence, etc.  Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6                               Additional Major Subsidiaries  Upon the creation or acquisition of any Major Subsidiary after the Closing, the Company shall immediately cause such Major Subsidiary to execute and deliver a joinder agreement to the Subsidiary Guaranty and deliver to you copies of the items delivered pursuant to Section 7.9 of the Bank Credit Agreement. If any existing Subsidiary that is not a Major Subsidiary at Closing thereafter becomes a Major Subsidiary, such Subsidiary shall be a Major Subsidiary and the Company shall promptly give you written notice of such additional Major Subsidiary and comply with the foregoing sentence.

10.                               NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1                        Transactions with Affiliates.  The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except (i) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate,

(ii) for stock related transactions with officers and directors of the Company and its Restricted Subsidiaries, and (iii) for stock related transactions with Plans upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2                        Merger, Consolidation, Etc.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that a Restricted Subsidiary may consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to (x) the Company, (y) a Wholly-Owned Restricted Subsidiary, or (z) another Person so long as, in the case of clause (z), the Restricted Subsidiary is the surviving entity) unless:

(a)                                  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and (i) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements, the Subsidiary Guaranty (where applicable), and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

10.3          Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)                                  Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)                                  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4;

(c)                                  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business, including without limitation (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, which Liens collectively do not materially interfere with the conduct of the Company’s or any of its Restricted Subsidiaries’ business or the use of their properties;

(d)                                  any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and any attachment or judgment Lien as to which the Company or a Restricted Subsidiary has established adequate reserves in accordance with GAAP on the books of the Company or such Restricted Subsidiary;

(e)                                  leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f)                                    Liens on property or assets of the Company securing Debt of the Company owing to a Wholly-Owned Restricted Subsidiary or Liens on property or assets of a Restricted Subsidiary securing Debt of such Restricted Subsidiary owing to the Company or to a Wholly- Owned Restricted Subsidiary;

(g)                                 Liens existing on the date of this Agreement and set forth on Schedule 5.15;

(h)                                 any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Restricted Subsidiary after the date of the Closing, provided that:

(i)                                    any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii)                                the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Restricted Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

(iii)                            any such Lien shall be created contemporaneously with, or within 180 days after the acquisition or construction of such property (or improvement thereon);

(i)                                    any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(j)                                    any Lien renewing, extending or refunding any Lien permitted by paragraphs (g), (h) or (i) of this Section 10.3, provided that (i) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist; and

(k)                                other Liens securing Debt not otherwise permitted by paragraphs (a) through (j) of this Section 10.3, provided that the total amount of Priority Debt at no time exceeds 20% of Consolidated Net Worth.

10.4                        Interest Charges Coverage Ratio.  The Company will not permit the Interest Charges Coverage Ratio on the last day of each fiscal quarter of the Company to be less than 2.5 to l.

10.5                        Fixed Charges Coverage Ratio. The Company will not permit the Fixed Charges Coverage Ratio on the last day of each fiscal year of the Company to be less than 1.4 to 1.

10.6                        Maintenance of Consolidated Debt.The Company will not at any time permit Consolidated Debt to exceed 62% of Total Capitalization determined at such time.

10.7                        Subsidiary Debt.The Company will not at any time permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Debt other than:

(a)                                  Debt owed to the Company or a Wholly-Owned Restricted Subsidiary;

(b)                                  Debt of a Restricted Subsidiary outstanding at the time such Subsidiary becomes a Restricted Subsidiary, provided that (i) such Debt shall not have been incurred in contemplation of such Subsidiary becoming a Restricted Subsidiary and (ii) immediately after such Subsidiary becomes a Restricted Subsidiary no Default or Event of Default shall exist, and provided further that such Debt may not be extended, renewed or refunded except as otherwise permitted by this Agreement; and

(c)                                  Debt of a Restricted Subsidiary in addition to that otherwise permitted by subparagraph (a) or (b) of this Section 10.7, provided that the total amount of Priority Debt at no time exceeds 20% of Consolidated Net Worth.

10.8                        Consolidated Net Worth.  The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $60,000,000, plus (b) an aggregate amount equal to 25% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter beginning with the fiscal quarter ended December 31, 1997.

10.9                        Sale of Assets.  Except as permitted under Section 10.2, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(a)                                  in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Restricted Subsidiary; and

(b)                                  immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(c)                                  immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring in the then current fiscal year of the Company would not exceed 10% of Consolidated Assets as of the end of the then most recently ended fiscal year of the Company.

If the Net Proceeds Amount for any Transfer is applied to a Debt Prepayment Application or a Property Reinvestment Application within 180 days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 10.9 as of any date, shall be deemed not to be an Asset Disposition.

Notwithstanding the above, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction.

10.10                 Line of Business.  The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

11.                               EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  The Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                  the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                                  the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)                                  the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)                                  any representation or warranty made in writing by or on behalf of the Company or any Restricted Subsidiary or by any officer of the Company or any Restricted Subsidiary in this Agreement or the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                                    (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any outstanding Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any outstanding Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition any Indebtedness has become, or has been declared (or one or more Persons are entitled to declare any Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness, provided that the aggregate amount of all Indebtedness to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Restricted Subsidiary) shall occur and be continuing exceeds $10,000,000; or

(g)                                 the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)                                    a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)                                    if the Subsidiary Guaranty shall at any time for any reason be purportedly revoked by any Guarantor or be declared by any Guarantor to be null and void, or the validity or enforceability thereof shall be contested by any Guarantor, or a proceeding shall be commenced by any Guarantor seeking to establish the invalidity or unenforceability thereof, or any Guarantor shall deny that it has any liability or obligation purported to be created thereunder; or

(k)                                if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with the actuarial assumptions used by the Company for financial reporting purposes, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the

Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.                               REMEDIES ON DEFAULT, ETC.

12.1                        Acceleration.

(a)                                  If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                  If any Event of Default described in paragraphs (c), (d), (e), (f), clause (i) of paragraph (g), clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g), (i), (j) or (k) of Section 11 has occurred and is continuing, any holder or holders of 34% or more in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)                                  If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2                        Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3                        Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) of Section 12.1, the holders of not less than 67% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4                        No Waivers or Election of Remedies, Expenses, etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.                               REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1        Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2                        Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Article 6; provided, however, that the Company shall not be required to effect any such transfer if the Company is legally unable to deliver the certificate described in the penultimate paragraph of Section 6.2. Each transferee of a Note which is not already a party to the Subsidiary Guaranty shall execute and deliver a joinder agreement in the form attached as Exhibit A to the Subsidiary Guaranty.

13.3                        Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                  in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.                               PAYMENTS ON NOTES.

14.1        Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of Bank of America National Trust and Savings Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2                        Home Office Payment.  So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.                               EXPENSES, ETC.

15.1                        Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty, or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty, or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty, or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2                        Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty, or the Notes, and the termination of this Agreement.

16.                               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.                               AMENDMENT AND WAIVER.

17.1                        Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11 (a), 11(b), 12, 17 or 20 or any defined term (as it is used therein).

17.2                        Solicitation of Holders of Notes.

(a)                                  Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                  Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3                        Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4                        Notes held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates (other than U.S. Trust Company of California N.A. (other than in its capacity as trustee of a Plan)) shall be deemed not to be outstanding.

18.                               NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)                                    if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)                                if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                            if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.                               REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.                               CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by you as being confidential information of the Company or such Subsidiary, providedthat such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, providedthat you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.                               SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement, shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6, and shall be accompanied by a duly executed joinder agreement in the form attached as Exhibit A to the Subsidiary Guaranty. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.                               MISCELLANEOUS.

22.1                        Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2                        Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4                        Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6                        Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

AECOM TECHNOLOGY CORPORATION

By:	/s/ R. Keeffe Griffith
Its:	Vice President, Secretary, General Counsel

The foregoing is hereby agreed to as of
the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Illegible
Its:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Illegible
Its:	Assistant Vice President

U.S. PRIVATE PLACEMENT FUND

By:	Prudential Private Placement
Investors, L.P., Investment Advisor

By:	Prudential Private Placement
Investors, Inc., its General Partner

By:	/s/ Illegible
Vice President

EXHIBIT 1

[FORM OF NOTE]

THIS NOTE IS ISSUED PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT OF 1933, AS AMENDED, AND CERTAIN STATE SECURITIES LAWS, AND HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR SUCH STATES’ SECURITIES COMMISSIONS. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, RESOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT
TO REGISTRATION OR EXEMPTION THEREFROM.

AECOM TECHNOLOGY CORPORATION

6.93% SENIOR NOTE DUE JUNE 9, 2008

No. [ ]	June 9, 1998
$[ ]	PPN[ ]

FOR VALUE RECEIVED, the undersigned, AECOM Technology Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                           ], or registered assigns, the principal sum of [                             ] DOLLARS on June 9, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.93% per annum from the date hereof, payable semiannually, on the 9th day of June and December in each year, commencing with the June or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.93% or (ii) 2% over the rate of interest publicly announced by Bank of New York from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the main office of Bank of America National Trust and Savings Association, New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to separate Note Purchase Agreements, dated as of June 9, 1998 (as from time to time amended, the

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“Note Purchase Agreements”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements.

This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is guaranteed by certain of the Company’s Subsidiaries (as defined in the Note Purchase Agreements) pursuant to a Subsidiary Guaranty (as defined in the Note Purchase Agreements).

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

AECOM TECHNOLOGY CORPORATION

By:
[Title]

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SCHEDULE A

PURCHASER SCHEDULE

		Aggregate Principal Amount Of Notes To Be Purchased	Note Denomination(s)

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA		$22,000,000	$22,000,000

(1)	All payments on account of the Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Account No. 890-0304-391 Bank of New York New York, New York ABA No.: 021-000-018

Each such wire transfer shall set forth the name of the Company, a reference to “6.93% Senior Notes due June 9, 2008, PPN #00765*\B INV6000” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all notices relating to payments:

The Prudential Insurance Company of America c/o Prudential Capital Group Three Gateway Center 100 Mulberry Street Newark, New Jersey 07102-4077

Attention: Investment Administration Unit

(3)	Address for all other communications and notices:

The Prudential Insurance Company of America c/o Prudential Capital Group – Private Placements Four Embarcadero Center Suite 2700 San Francisco, CA 94111

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		Aggregate Principal Amount Of Notes To Be Purchased	Note Denomination(s)

(4)	Recipient of telephonic prepayment notices:

Manager, Asset Management Unit (201) 802-6429

(5)	Tax Identification No.: 22-1211670

PRUCO LIFE INSURANCE COMPANY		$2,000,000	$2,000,000

(1)	All payments on account of the Notes held by such Purchaser shall be made by wire transfer of immediately available funds for credit to:

Account No. 890-0304-421 Bank of New York New York, New York (ABA No.: 021-000-018)

Each such wire transfer shall set forth the name of the Company, a reference to “6.93% Senior Notes due June 9, 2008, PPN #00765*\B INV6001” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Pruco Life Insurance Company c/o Prudential Capital Group Three Gateway Center 100 Mulberry Street Newark, New Jersey 07102-4077

Attention: Investment Administration Unit

(3)	Address for all other communications and notices:

Pruco Life Insurance Company c/o Prudential Capital Group – Private Placements Four Embarcadero Center Suite 2700

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		Aggregate Principal Amount Of Notes To Be Purchased	Note Denomination(s)

San Francisco, CA 94111

(4)	Recipient of telephonic prepayment notices:

Manager, Asset Management Unit (201) 802-6429

(5)	Tax Identification No.: 22-1944557

U.S. PRIVATE PLACEMENT FUND		$6,000,000	$6,000,000

(1)	All payments on account of the Notes held by such Purchaser shall be made by wire transfer of immediately available funds for credit to:

Account No. UIFF1000002

Boston Safe Deposit and Trust Company One Boston Place Boston, MA 02108 ABA No.: 011-001-234 DDA No.: 108111

Account Name: U.S. Private Placement Fund

Each such wire transfer shall set forth the name of the Company, a reference to “6.93% Senior Notes due June 9, 2008,” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

(2)	Address for all notices relating to payments:

Mellon Trust One Cabot Road Mail Stop #028-003C Medford, MA 02155-5159 Attention: Derek von Vliet

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		Aggregate Principal Amount Of Notes To Be Purchased	Note Denomination(s)

Telephone: (617) 382-4850 Facsimile: (617) 382-4003

(3)	Address for copies of notices under (2) above and all other communications and notices:

c/o Prudential Capital Group – Private Placements Four Embarcadero Center Suite 2700 San Francisco, CA 94111

(4)	Recipient of telephonic prepayment notices:

Mellon Trust One Cabot Road Mail Stop #028-003C Medford, MA 02155-5159 Attention: Derek von Vliet

Telephone: (617) 382-4850 Facsimile: (617) 382-4003

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		AGGREGATE PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NOTE DENOMINATION(S)

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY		$30,000,000	$30,000,000

(1)	All payments by wire transfer of immediately available funds to:

Bankers Trust Company 16 Wall Street Insurance Unit – 4th Floor New York, NY 10005 ABA # 0210-0103-3

For the account of:

The Northwestern Mutual Life Insurance Company Account No. 00-000-027

with sufficient information to identify the source of the transfer, the amount of interest, principal or premium, the series of Notes and the PPN

(2)	All notices of payments and written confirmations of such wire transfers:

The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Investment Operations Facsimile: (414)299-5714

(3)	All other communications: The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Securities Department Facsimile: (414) 299-7124

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		AGGREGATE PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	NOTE DENOMINATION(S)

(4)	Address for delivery of Notes: The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Timothy A. Otto

Tax Identification Number: 39-0509570

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SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Restricted Subsidiary or any corporation of which the Company and its Restricted Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests, and (c) any officer or director (or Person performing similar functions) of such Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Asset Disposition” means any Transfer except:

(a) any Transfer from a Restricted Subsidiary to the Company so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and

(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.

“Bank Credit Agreement” means the Credit Agreement dated as of June 9, 1998 among the Company, the several financial institutions from time to time parties thereto (“Banks”), each Bank in its capacity as an “Issuing Bank,” and Bank of America National Trust and Savings Association, as agent, as thereafter amended, restated, refinanced, increased or reduced from time to time and any successor Bank Credit Agreement.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Los Angeles, California are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

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“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means AECOM Technology Corporation, a Delaware corporation.

“Confidential Information” is defined in Section 20.

“Consolidated Assets” means, at any time, the total assets of the Company and its Restricted Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

“Consolidated Debt” means, as of any date of determination, the total of all Debt of the Company and its Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Income Available for Fixed Charges” means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) taxes imposed on or measured by income or excess profits, as determined in accordance with GAAP, (b) depreciation, as determined in accordance with GAAP, (c) amortization, as determined in accordance with GAAP, (d) non-cash ESOP and stock plan related expenses, and (e) Fixed Charges, minus non-cash interest income related to executive compensation programs.

“Consolidated Income Available for Interest Charges” means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) taxes imposed on or measured by income or excess profits, as determined in accordance with GAAP, (b) depreciation, as determined in accordance with GAAP, (c) amortization, as determined in accordance with GAAP, (d) non-cash ESOP and stock plan related expenses, and (e) Interest Charges, minus non-cash interest income related to executive compensation programs.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP, provided that there shall be excluded:

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(a)                     the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,

(b)                     the income (or loss) of any Person (other than (i) a Restricted Subsidiary or (ii) a joint venture entered into by the Company or any Restricted Subsidiary in the ordinary course of business for the purpose of bidding on and performing a contract or contracts) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Restricted Subsidiary in the form of cash dividends or similar cash distributions,

(c)                     the undistributed earnings of any Restricted Subsidiary or any joint venture described in subparagraph (b) above to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary or joint venture is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or joint venture,

(d)                     any aggregate net gain (or aggregate net loss), net of any tax effect, during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities),

(e)                     any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets),

(f)                       any net gain from the collection of the proceeds of life insurance policies,

(g)                    any gain arising from the acquisition of any Security, or the extinguishment, under GAAP, of any Debt, of the Company or any Restricted Subsidiary,

(h)                    any net income or gain (but not any net loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, or (iii) any discontinued operations or the disposition thereof,

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(i)                       any net income or gain (or net loss), net of any tax effect, during such period from any extraordinary items as defined according to GAAP,

(j)                       any deferred credit representing the excess of equity in any Restricted Subsidiary at the date of acquisition over the cost of the investment in such Restricted Subsidiary,

(k)                   in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and

(l)                       any portion of such net income that cannot be converted into United States Dollars.

“Consolidated Net Worth” means, at any time, the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Restricted Subsidiaries, plus (ii)the amount of the paid-in capital, translation adjustment, and retained earnings of the Company and its Restricted Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP, plus (iii)the value of the Company’s mandatorily redeemable convertible preferred stock outstanding on September 30, 1997, minus (iv) the amount by which Restricted Investments exceeds 10% of the sum of clauses (i), (ii), and (iii) of this definition.

“Current Maturities of Funded Debt” means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

“Debt” means, with respect to any Person, at any time, without duplication,

(a)             its liabilities for borrowed money;

(b)             its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)             its Capital Lease Obligations;

(d)             all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

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(e)             all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money) to the extent that any amounts have been drawn by the beneficiary thereunder;

(f)               any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Company or its Restricted Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Funded Debt (other than Senior Funded Debt owing to the Company, any of its Subsidiaries or any Affiliate and Senior Funded Debt in respect of any revolving credit or similar credit facility providing the Company or any of its Restricted Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Funded Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Funded Debt).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Bank of New York in New York, New York as its “base” or “prime” rate.

“Disposition Value” means, at any time, with respect to any property

(a)             in the case of property that does not constitute Subsidiary Stock, the book value thereof, and

(b)             in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but

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not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Fixed Charges” means, with respect to any period, the sum of (a) Interest Charges for such period and (b) Lease Rentals for such period.

“Fixed Charges Coverage Ratio” means, at any time, the ratio of (a) Consolidated Income Available for Fixed Charges for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time to (b) Fixed Charges for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time.

“Funded Debt” means with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, provided that Funded Debt shall include, as at any date of determination, Current Maturities of Funded Debt.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America; provided, however, that the requirement to prepare any financial statements of, or determine any amount with respect to, the Company and its Restricted Subsidiaries in accordance with GAAP shall be satisfied even if not strictly in accordance with GAAP if, but only if, the sole deviation is the exclusion of Unrestricted Subsidiaries from the preparation of such financial statements or the determination of such amount.

“Governmental Authority” means

(a) the government of

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(i)                            the United States of America or any State or other political subdivision thereof, or

(ii)                        any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(iii)                    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” means (a) each Major Subsidiary and (b) each other Subsidiary party to the Subsidiary Guaranty.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)             to purchase such indebtedness or obligation or any property constituting security therefor;

(b)             to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)             to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)             otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

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“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)             its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)             its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)             all Capital Lease Obligations;

(d)             all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)             all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)               Swaps of such Person; and

(g)            any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Charges” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP): (a) all interest in respect of Debt of the Company and its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period, minus interest income related to executive compensation programs to the extent it offsets interest expense related to executive compensation programs included in paragraph (a) above.

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“Interest Charges Coverage Ratio” means, at any time, the ratio of (a) Consolidated Income Available for Interest Charges for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time to (b) Interest Charges for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time.

“Investment” means any investment, made in cash or by delivery of property, by the Company or any of its Restricted Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property.

“Lease Rentals” means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided that, if at the date of determination, any such rental or other obligations (or portion thereof) are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (or such portion thereof) (i) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (ii)if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a Senior Financial Officer of the Company on a reasonable basis and in good faith.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Major Subsidiary” means (a) Consoer Townsend Envirodyne Engineers, Inc.; Daniel, Mann, Johnson, & Mendenhall; Frederic R. Harris, Inc.; Holmes & Narver, Inc.; The McClier Corporation; MC Acquisition Corporation; and TCB Inc.; and (b) any other direct or indirect domestic Subsidiary of the Company that, together with any other domestic Subsidiaries owned by such Subsidiary, (i) has assets with a book value that total ten percent (10%) or more of Consolidated Assets or (ii) has “Consolidated Income Available for Interest Charges” (determined by applying the definition of Consolidated Income Available for Interest Charges (and all definitions contained within such definition) solely to such Subsidiary) in any fiscal year of the Company that is ten percent (10%) or more of Consolidated Income Available for Interest Charges in such fiscal year.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

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“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Proceeds Amount” “ means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(a)             the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b)             all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer and any taxes paid or payable as a result of such Transfer.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” is defined in Section 2.

“Other Purchasers” is defined in Section 2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

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“Priority Debt” means (without duplication) the sum of (i) Debt of Restricted Subsidiaries including Debt ofthe Company guaranteed by any Restricted Subsidiary, but excluding (A) Debt described in clause (a) or(b) of Section 10.7 and (B) Debt evidenced by the Subsidiary Guaranty, and (ii) Debt of the Company and its Restricted Subsidiaries secured by a Lien described in clause (k) ofSection 10.3.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Restricted Subsidiary of operating assets of the Company or any Restricted Subsidiary to be used in the ordinary course of the principal business of such Person.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates (other than U.S. Trust Company of California N.A. (other than in its capacity as trustee of a Plan))).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Investments” means all Investments except the following:

(a)                     property to be used in the ordinary course of business of the Company and its Restricted Subsidiaries;

(b)                     current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(c)                     Investments in one or more Restricted Subsidiaries or any Person that concurrently with such Investment becomes a Restricted Subsidiary and Investments in joint ventures entered into in connection with contracts entered into in the ordinary course of business by the Company;

(d)                     Investments existing on the date of the Closing and disclosed in Schedule 5.15;

(e)                     Investments in United States Governmental Securities, provided that such obligations mature within 365 days from the date of acquisition thereof;

(f)                       Investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated “AA” or

11

better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within 365 days from the date of acquisition thereof;

(g)                    Investments in certificates of deposit or banker’s acceptances issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

(h)                    Investments in commercial paper given the highest or the next to highest rating by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof; and

(i)                       Investments in money market instrument programs of investment companies regulated under the Investment Company of 1940, as amended, which are classified as current assets in accordance with GAAP.

As of any date of determination, each Restricted Investment shall be valued at the greater of:

(x)                     the amount at which such Restricted Investment is shown on the books of the Company or any of its Restricted Subsidiaries (or zero if such Restricted Investment is not shown on any such books); and

(y)                     either

(i)                      in the case of any Guaranty of the obligation of any Person, the amount which the Company or any of its Restricted Subsidiaries has paid on account of such obligation less any recoupment by the Company or such Restricted Subsidiary of any such payments, or

(ii)                  in the case of any other Restricted Investment, the excess of (x) the greater of (A) the amount originally entered on the books of the Company or any of its Restricted Subsidiaries with respect thereto and (B) the cost thereof to the Company or its Restricted Subsidiary over (y) any return of capital (after income taxes applicable thereto) upon such Restricted Investment through the sale or other liquidation thereof or part thereof or otherwise.

As used in this definition of “Restricted Investments”:

“Acceptable Bank”means any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $750,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a

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rating of “A” or better by S&P, “A2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“Moody’s”means Moody’s Investors Service, Inc.

“S&P”means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“Restricted Subsidiary” means (i) Staff Source Inc. so long as the Company and/or one or more Wholly-Owned Restricted Subsidiaries own at least 50% of its equity and it is treated as a subsidiary of the Company in accordance with GAAP, and (ii) any Subsidiary (a) of which at least 80% of the voting securities are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries, and (b) which the Company has designated a Restricted Subsidiary by notice in writing given to the holders of the Notes, provided that the designation of a Subsidiary as “unrestricted” or “restricted” shall not be changed more than twice during the time the Notes are outstanding.

“Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company or any Restricted Subsidiary shall sell or transfer to any Person (other than the Company or a Restricted Subsidiary) any property, whether now owned or hereafter acquired, and, within 180 days following such sale or transfer, as part of the same transaction or series of transactions, the Company or any Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease) or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the meaning set forth in section 2(1) of the Securities Act.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Funded Debt” means (a) any Funded Debt of the Company (other than Subordinated Debt) and (b) any Funded Debt of any Restricted Subsidiary.

“Subordinated Debt” means any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Notes.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or

13

more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guaranty” is defined in Section 4.10.

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Total Capitalization” means the sum of (a) Consolidated Debt and (b) Consolidated Net Worth.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Wholly-Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.

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Schedule 5.15(a)

Existing Indebtedness as of March 31, 1998
(unless otherwise noted)

A. Existing Obligations for Borrowed Money

1.                          Term and Revolving Loans under the First Amended and Restated Credit Agreement dated as of September 29, 1995 (as amended from time to time) among AECOM Technology Corporation, the Other Financial Institutions Party Hereto and Bank of America NT & SA, as Agent.

Balance Outstanding 3/31/98	$58,200,000
Balance Outstanding 5/29/98	$69,200,000

2.                          Various Unsecured Notes Payable to Terminated Employees of AECOM Technology Corporation for the repurchase of AECOM stock, initially payable over a five-year period, requiring annual (in December of each year) principal and interest (at a rate of 1 percent over prime) payments.

Balance Outstanding 3/31/98	$878,000

3.                          EEI Acquisition Notes (unsecured) remaining principal $2,062,400 due June 30, 1998, interest at 1 percent over the Citibank “Prime” rate, payable quarterly on the last day of the calendar quarter.

4.                          Dutch Guilder 1,000,000 (approximately $500,000 at May 30, 1998) credit facility at ABN-AMRO Bank N.V. in Holland for overdrafts and letters of credit.

	Utilization at 5/30/98
	Guilders	Approx. US$
L/C’s	0	$0
Overdrafts	1,000,000	500,000
	1,000,000	$500,000

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Schedule 5.15(b)

Existing Liens

As noted on Schedule 5.15(a), item “D”, if AECOM Technology Corporation (“AECOM”) (through its wholly owned subsidiary, AECOM Management Services Corp.) acquires the remaining 75 percent of the KHN Joint Venture which owns the Holmes & Narver Building, a lien, which currently exists on the building, will exist on a property then 100 percent owned by AECOM.

The Company and its Subsidiaries have pledged substantially all of their assets pursuant to the First Amended and Restated Credit Agreement dated as of September 29, 1995 among AECOM Technology Corporation, the other financial institutions party thereto and Bank of America National Trust and Savings Association as Agent (the “Existing Credit Agreement”). Concurrently with the Closing contemplated hereby, the Company is entering into a new Bank Credit Agreement pursuant to which the financial institutions which are a party to the Existing Credit Agreement have agreed to terminate their security interests in the assets of the Company and its Subsidiaries.

B.             Existing Obligations Evidenced by Bonds, Notes, Debentures or Other Similar Instructions

None

C.             Existing Obligations to Pay the Deferred Purchase Price of Property or Services

None

D.            Existing Capitalized Lease Obligations

AECOM Technology Corporation (“AECOM”) has capitalized lease obligations totaling $3.0 million (at March 31, 1998) relating to the Holmes & Narver Building. AECOM has an option from Ashland Inc. to acquire (for $1) the remaining 75 percent of the KHN Joint Venture (which it does not currently own) which owns the Building. The lease expires in 2002. As of March 31, 1998, the net capitalized assets on AECOM’s books is $5.0 million (including the write up to market at the April 1990 Separation from Ashland and the purchase of the ground lease in December 1997 by AECOM Management Services Corp., a wholly owned subsidiary of AECOM). The KHN Joint Venture has an indebtedness of $3.3 million secured by the Building.

E.              Existing Obligations or Liabilities of Others Secured by Liens on the Property of AECOM or its Subsidiaries

None

F.              Existing Obligations in Respect of any Letters of Credit or Bankers’ acceptances

AECOM Technology Corporation	$934,000	(financial)
(Letter of Credit)	3,330,000	(other)

Daniel, Mann, Johnson, & Mendenhall	1,241,000	(financial)
(Letters of Credit)	6,670,000	(other)

Frederic R. Harris, Inc.	452,000	(financial)
(Letters of Credit)	3,118,000	(other)

Other Operating Companies	193,006	(financial)
(Letters of Credit)

Total	$15,938,000

The above Letters of Credit were issued by Bank of America (under terms of the existing Credit Agreement) or by Gulf International Bank, NY, NY.

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G.                                     Existing Contingent Obligations

1.                          Credit facilities for unconsolidated subsidiaries guaranteed by AECOM or its operating companies.

None

2.                          Open Foreign Exchange Contracts

None

H.            Existing SWAPS

	No. 1*		No. 2*		No. 3
Notional Amount	$10,000,000		$10,000,000		$10,000,000
Effective Date	9/8/1995		9/8/1995		9/26/1997
Termination Date	9/8/2000		9/8/2000		9/24/1999
Fixed Rate Payer	AECOM		AECOM		AECOM
Fixed Rate	6.095%		6.0925%		6.10%
Payment Dates		(a)		(a)		(b)
Floating Rate Payer	Union Bank of California		ABN-AMRO Bank		ABN-AMRO Bank
Floating Rate Option	USD - LIBOR		USD - LIBOR		USD - LIBOR

(a) 8th day of September, December, March and June.

(b) Quarterly on or about the 25th day of December, March, June and September.
* It is expected that these SWAPS will be terminated at the Closing.

I.                 Existing Guaranties

The “Joint and Several Continuing Guaranty of Subsidiaries” dated March 2, 1994 or thereafter, issued in conjunction with the First Amended and Restated Credit Agreement shown under “Existing Obligations for Borrowed Money” above (Section A.1.).

3

Schedule 5.15(c)

Investments (as of 5/29/98)

Partnerships and/or Joint Ventures of

Subsidiary: Consoer. Townsend & Associates. Inc.
Group One Design

Subsidiary: Frederic R. Harris. Inc.
1.	Pier 400 Design Consultants
2.	DMJM/FRH
3.	Maguire/Harris
4.	SPA/Harris, AJV (new 11/01/97)
5.	Stone & Webster/Harris
6.	PCS, GPI, FR Harris
7.	Boclouva/Harris, JV (new 12/23/97)

Subsidiary: Holmes & Narver. Inc.
1.	Metcalf & Eddy/Holmes & Narver (aka TEMS)
2.	SHW
3.	Interstate/H&N J.V.
4.	H&N/Arcost/FEJ J.V
5.	Rock island Integrated Services (new 10/97)
6.	H&N/DEL JEN JV
7.	AGS/H&N JV
8.	M&E/H&N JV

Subsidiary: Holmes & Narver Services. Inc.
1.	Dillingham/H&N
2.	Kalama Services
3.	Antarctic Support Services

Subsidiary: TCB Inc.
1.	TC&B/GB Joint Venture
2.	GBA/SURVCON Joint Venture
3.	J. Simmons Group, Inc. (15% interest in TX Corp.)
4.	Katy West Venture
5.	Spring West 23 Venture
6.	Spring/2920 Venture
7.	Spring/2920 Venture II

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Schedule 5.15(c)

Investments (as of 5/29/98)

Partnerships and/or Joint Ventures of

Subsidiary; Daniel, Mann, Johnson, & Mendenhall

1.	Turner Collie & Braden Inc./Daniel, Mann, Johnson, & Mendenhall, A Joint Venture

2.	KAISER ENGINEERS, INC./DMJM A Joint Venture

3.	PARSONS/DMJM, a Joint Venture

4.	AL-HEJAILAN A/E CONSULTANTS

5.	AL-HEJAILAN/TMSI

6.	DMJM/AL-HEJAILAN

7.	Metro Rail Transit Consultant, A Joint Venture

8.	DMJM/B&V, a Joint Venture

9.	HOUSTON TRANSIT CONSULTANTS

10.	Warneoke/DMJM

11.	CONSECO/DMJM, a Joint Venture

12.	PRESEARCH/DMJM

13.	RTKL/DMJM, a JOINT VENTURE

14.	GRW/DMJM, A Joint Venture

15.	DMJM/KE

16.	Delon Hampton & Associates/Daniel, Mann, Johnson & Mendenhall, A Joint Venture

17.	HOK/RTKL/DMJM, a Joint Venture

18.	DMJM ARCHITECTS & ENGINEERS

19.	Transit Consultants of Southern California

20.	PARSONS MANAGEMENT CONSULTANTS

21.	DMJM/SINOTECH

22.	JMM/DMJM

23.	SHV/DMJM

24.	STA/DMJM

25.	TRANSCAL II

26.	NF&A/DMJM

27.	DMJM-HTB, A JOINT VENTURE

28.	DMJM/3DI II

29.	DMJM/M&N, A Joint Venture

30.	DMJM/FRH, a Joint Venture

31.	CSG/DMJM, a Joint Venture

32.	DMJM/CSG, a Joint Venture

33.	Parsons Brinckerhoff/DMJM (EMC)

34.	Los Angeles Community Partnership (Rebuild L.A.)

35.	SMP/DMJM

36.	Environmental Transportation Consultants

37.	DMJM/WBCM a Joint Venture

38.	Crandell/DMJM, a Joint Venture

39.	DMJM/Mesch Engineering, P.C.

40.	Rafael Vinoly Architects/DMJM Architects & Engineers

41.	Canadian Transit Consultants (Consortium)

2

Schedule 5.15(c)

Investments (as of 5/29/98)

Partnerships and/or Joint Ventures of

Subsidiary; Daniel, Mann, Johnson, & Mendenhall

42.	DMJM/Heery International, a Joint Venture

43.	DMJM/LUSTER/AGS, a Joint Venture

44.	DMJM/TGI, A Joint Venture

45.	CH2M/DMJM, A Joint Venture

46.	BRW/DMJM, a Joint Venture

47.	Gerwick/Sverdrup/DMJM

48.	DMJM Sinotech II

49.	Alameda Corridor Engineering Team

50.	DMJM-Cornell, A Joint Venture

51.	DMJM Associates

52.	Emergency Response Management Consultants

53.	Davis and Schuld

54.	DMJM/ICF Kaiser (new 2/10/98)

55.	DMJM/Kalser/PBQD

56.	Transport 21

57.	DMJM/ICF Kaiser, a Joint Venture

58.	DMJM/Gannett, a Joint Venture

59.	Grand Central Express Group, a Joint Venture

60.	DMJM/HLA, a Joint Venture

61.	West/East Rail Joint Venture

62.	M&N/DMJM

63.	DMJM/Thomson

64.	JCW&A/DMJM

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Schedule 5.15(c)

Investments (as of 5/29/98)

Other Investments

Company Name	Owner	Ownership Percentage

DIT-Harris, S.A.	Frederic R. Harris, Inc.	2%

DMJM Timmahaz Sdn. Bhd.	DMJM Far East Limited	30%

Los Angeles Community Partnership, Inc.	Daniel, Mann, Johnson, & Mendenhall	20%

Resource Sciences Arabia Ltd.	The Resource Sciences Corporation	49%

Resources Engineering Consultants Company Ltd.	Frederic R. Harris, Inc.	42%

TMSI Arabia, Ltd.	Technical Management Services, Inc.	50%

Williams Brothers Iran Consulting Engineers	The Resource Sciences Corporation	49%

Chow-Harris Consultants, Ltd., Hong Kong	Frederic R. Harris, Inc.	50%

AAEC Inc.	TCB Inc.	45%

4